Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
CORESM U.S. Equity Fund

Annual Report
December 31, 2004

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust — CORE U.S. Equity Fund during the one-year reporting period that ended December 31, 2004.

Market Review

For the one-year reporting period ended December 31, 2004, the Standard & Poor’s 500 Index (the “Index”) returned 10.88%, driven by strong returns towards the end of the year. Within the Index, the Energy (+31.6%) and Utilities (+24.7%) sectors experienced the largest absolute gains, while the top-weighted Financials sector (+10.9%) contributed most (weight times performance) for the period. Value stocks outperformed their growth counterparts by a large margin in 2004, with the Russell 1000 Value Index returning 16.49% versus the Russell 1000 Growth Index return of 6.30%. Small-cap stocks also significantly outperformed large-cap stocks as the Russell 2000 Index and Russell 1000 Index returned 18.33% and 11.40%, respectively. This was largely due to small-cap Financials and Energy stocks outpacing their larger counterparts.

Investment Objective

The Fund seeks long-term capital growth and dividend income.

Portfolio Composition

Top 10 Portfolio Holdings as of December 31, 2004*

		% of
Company	Business	Net Assets

Microsoft Corp.	Software	3.6%
Bank of America Corp.	Banks	3.2
Pfizer, Inc.	Pharmaceuticals	3.2
Johnson & Johnson	Pharmaceuticals	3.2
International Business Machines Corp.	Computers & Peripherals	3.0
JPMorgan Chase & Co.	Diversified Financials	2.8
Verizon Communications, Inc.	Diversified Telecommunication Services	2.6
eBay, Inc.	Internet & Catalog Retail	2.3
Viacom, Inc. Class B	Media	2.1
QUALCOMM, Inc.	Communications Equipment	2.0

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Shareholder Letter (continued)

Performance Review

Over the one-year period that ended December 31, 2004, the Fund generated a cumulative total return of 14.94%. Over the same time period, the Fund’s benchmark, the Standard & Poor’s 500 Index (with dividends reinvested) generated a cumulative total return of 10.88%. Over the fiscal year, the Fund’s outperformance versus its benchmark was due to solid returns from the CORE themes, a disciplined approach to security analysis, and rigorous risk management.

Of the CORE themes, Valuation and Earnings Quality were the biggest positive contributors to relative returns, as inexpensive companies with cash-based sources of earnings outperformed their industry counterparts. Momentum, Analyst Sentiment, and Profitability also added value, while Management Impact was only slightly positive. To learn more about the CORE investment philosophy and themes, please refer to the Fund’s prospectus.

Stock selection was positive in eight of the 10 sectors contained in the S&P 500 Index, and was particularly strong in the Financials, Consumer Staples, and Information Technology sectors. Only holdings in the Industrials and Consumer Discretionary sectors lagged their peers in the benchmark for the period.

In managing the CORE products, we do not make size or sector bets. We hope to add value versus the Fund’s Index through individual stock selection. Our quantitative process seeks out stocks with good momentum that also appear to be good values. We prefer stocks about which fundamental research analysts are becoming more positive and companies with strong profit margins, sustainable earnings, and that use their capital to enhance shareholder value. These factors are not highly correlated to each other, which diversifies the Fund’s sources of returns.

We thank you for your investment and look forward to your continued confidence.

Goldman Sachs Quantitative Equity Management Team

January 19, 2005

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

SECTOR ALLOCATION AS OF DECEMBER 31, 2004†

Percentage of Portfolio Investments

† The Fund is actively managed and, as such, its composition may differ over time. The percentage shown for each investment category reflects the value of investments in that category as a percentage of market value (excluding repurchase agreements, securities lending collateral and cash).

This Sector Allocation chart is provided for your reference. This new information has been included in response to recent rule and form amendments made by the Securities and Exchange Commission.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Performance Summary
December 31, 2004

The following graph shows the value as of December 31, 2004, of a $10,000 investment made on February 13, 1998 (commencement of operations). For comparative purposes, the performance of the Fund’s benchmark, the Standard and Poor’s 500 Index (with dividends reinvested) (“S&P 500 Index”), is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects Fund level expenses but does not reflect fees and expenses associated with any variable annuity contract or variable life insurance policy that uses the Fund as an investment option for any contract or policy. Had performance reflected all of those fees and expenses, performance would have been reduced. Performance also would have been reduced had expense limitations not been in effect. In addition to the investment adviser’s decisions regarding issuer/industry investment selection and allocation, other factors may affect Fund performance. These factors include, but are not limited to, Fund operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a Fund.

CORE U.S. Equity Fund’s Lifetime Performance

Growth of a $10,000 Investment, Distributions Reinvested from February 13, 1998 to December 31, 2004.

	Since Inception	Five Years	One Year

Average Annual Total Return Through December 31, 2004

CORE U.S. Equity Fund (commenced February 13, 1998)	4.11%	-1.54%	14.94%

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Investments
December 31, 2004

Shares

	Description	Value
Common Stocks – 98.5%

Aerospace & Defense – 3.5%
89,800	Northrop Grumman Corp.	$4,881,528
115,400	Raytheon Co.	4,480,982
171,900	The Boeing Co.	8,899,263

		18,261,773

Air Freight & Couriers – 1.3%
54,400	FedEx Corp.	5,357,856
23,935	Ryder System, Inc.	1,143,375

		6,501,231

Automobiles – 1.8%
637,100	Ford Motor Co.	9,327,144

Banks – 6.4%
360,266	Bank of America Corp.	16,928,899
22,500	Bank of Hawaii Corp.	1,141,650
161,700	U.S. Bancorp.	5,064,444
24,500	UnionBanCal Corp.	1,579,760
126,800	Wachovia Corp.	6,669,680
49,000	Washington Mutual, Inc.	2,071,720

		33,456,153

Biotechnology – 2.8%
139,500	Biogen Idec, Inc.*	9,292,095
20,900	Chiron Corp.*	696,597
50,300	Genentech, Inc.*	2,738,332
42,200	ImClone Systems, Inc.*	1,944,576

		14,671,600

Chemicals – 0.7%
68,800	Monsanto Co.	3,821,840

Commercial Services & Supplies – 2.2%
405,800	Cendant Corp.	9,487,604
16,500	Republic Services, Inc.	553,410
41,400	Waste Management, Inc.	1,239,516

		11,280,530

Communications Equipment – 4.1%
24,925	Juniper Networks, Inc.*	677,711
585,000	Motorola, Inc.	10,062,000
243,800	QUALCOMM, Inc.	10,337,120

		21,076,831

Computers & Peripherals – 3.6%
8,000	Apple Computer, Inc.*	515,200
13,300	Dell, Inc.*	560,462
159,500	International Business Machines Corp.	15,723,510
26,700	NCR Corp.*	1,848,441

		18,647,613

Diversified Financials – 8.3%
73,232	Citigroup, Inc.	3,528,318
124,900	Freddie Mac	9,205,130
372,200	JPMorgan Chase & Co.	14,519,522
98,900	Merrill Lynch & Co., Inc.	5,911,253
103,500	Moody’s Corp.	8,988,975
12,800	Principal Financial Group, Inc.	524,032
6,000	The Bear Stearns Companies, Inc.	613,860

		43,291,090

Diversified Telecommunication Services – 3.2%
135,400	Sprint Corp.	3,364,690
328,800	Verizon Communications, Inc.	13,319,688

		16,684,378

Electric Utilities – 1.7%
17,900	Alliant Energy Corp.	511,940
134,600	Edison International	4,311,238
31,200	Northeast Utilities	588,120
108,200	PG&E Corp.*	3,600,896

		9,012,194

Electrical Equipment – 0.3%
24,400	Emerson Electric Co.	1,710,440

Electronic Equipment & Instruments – 0.1%
25,900	Avnet, Inc.*	472,416

Food & Drug Retailing – 0.5%
74,615	SUPERVALU, INC.	2,575,710

Food Products – 2.9%
172,100	Archer-Daniels-Midland Co.	3,839,551
93,700	Kraft Foods, Inc.	3,336,657
440,200	Tyson Foods, Inc.	8,099,680

		15,275,888

Health Care Equipment & Supplies – 1.4%
38,100	Applera Corp. – Applied Biosystems Group	796,671
8,900	Becton, Dickinson & Co.	505,520
70,900	Boston Scientific Corp.*	2,520,495
10,347	Guidant Corp.	746,019
28,700	IMS Health, Inc.	666,127
22,500	Zimmer Holdings, Inc.*	1,802,700

		7,037,532

Health Care Providers & Services – 1.4%
7,000	Aetna, Inc.	873,250
39,500	Cardinal Health, Inc.	2,296,925
84,900	Caremark Rx, Inc.*	3,347,607
22,200	McKesson Corp.	698,412

		7,216,194

Hotels Restaurants & Leisure – 0.2%
31,100	GTECH Holdings Corp.	807,045

Household Durables – 1.7%
65,000	Harman International Industries, Inc.	8,255,000
8,500	The Black & Decker Corp.	750,805

		9,005,805

Household Products – 1.5%
142,500	The Procter & Gamble Co.	7,848,900

The accompanying notes are an integral part of these financial statements.

Statement of Investments (continued)
December 31, 2004

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Shares

	Description	Value
Common Stocks – (continued)

Industrial Conglomerates – 4.5%
86,200	3M Co.	$7,074,434
261,600	General Electric Co.	9,548,400
89,400	Reynolds American, Inc.@	7,026,840

		23,649,674

Insurance – 5.6%
12,900	ACE Ltd.	551,475
127,100	Loews Corp.	8,935,130
97,800	MBIA, Inc.	6,188,784
28,300	MetLife, Inc.	1,146,433
5,700	Nationwide Financial Services, Inc.	217,911
174,500	Prudential Financial, Inc.	9,590,520
22,500	The Chubb Corp.	1,730,250
21,139	The St. Paul Travelers Companies, Inc.	783,623

		29,144,126

Internet & Catalog Retail – 2.3%
102,300	eBay, Inc.*	11,895,444

Internet Software & Services – 0.1%
12,825	McAfee, Inc.*	371,027

IT Consulting & Services – 1.2%
98,300	Computer Sciences Corp.*	5,541,171
89,100	Unisys Corp.*	907,038

		6,448,209

Leisure Equipment & Products – 0.3%
24,900	Polaris Industries, Inc.	1,693,698

Media – 3.9%
20,764	Comcast Corp.*	691,026
410,800	Historic Time Warner, Inc.*	7,985,952
18,300	Liberty Media International, Inc.*	846,009
300,500	Viacom, Inc. Class B	10,935,195

		20,458,182

Metals & Mining – 1.0%
16,200	Alcoa, Inc.	509,004
9,800	Newmont Mining Corp.	435,218
79,000	Nucor Corp.	4,134,860

		5,079,082

Multiline Retail – 1.9%
17,200	Costco Wholesale Corp.	832,652
7,472	Dillard’s, Inc.	200,773
41,017	Kmart Holding Corp.*@	4,058,632
94,500	Wal-Mart Stores, Inc.	4,991,490

		10,083,547

Oil & Gas – 7.5%
90,300	Anadarko Petroleum Corp.	5,852,343
183,172	Burlington Resources, Inc.	7,967,982
27,288	ConocoPhillips	2,369,417
106,500	Devon Energy Corp.	4,144,980
146,366	Exxon Mobil Corp.	7,502,721
121,100	Occidental Petroleum Corp.	7,067,396
43,000	Sunoco, Inc.	3,513,530
18,900	Valero Energy Corp.	858,060

		39,276,429

Paper & Forest Products – 0.3%
56,600	Louisiana-Pacific Corp.	1,513,484

Personal Products – 1.9%
224,200	The Gillette Co.	10,039,676

Pharmaceuticals – 8.2%
63,400	Allergan, Inc.	5,139,838
264,300	Johnson & Johnson	16,761,906
120,600	Merck & Co., Inc.	3,876,084
629,405	Pfizer, Inc.	16,924,700

		42,702,528

Real Estate – 0.5%
95,900	Equity Office Properties Trust	2,792,608

Road & Rail – 1.0%
82,800	Burlington Northern Santa Fe Corp.	3,917,268
15,700	Union Pacific Corp.	1,055,825

		4,973,093

Semiconductor Equipment & Products – 2.5%
116,800	Advanced Micro Devices, Inc.*	2,571,936
28,100	Cree, Inc.*@	1,126,248
52,400	Freescale Semiconductor, Inc.*	933,768
69,108	Freescale Semiconductor, Inc. Class B*	1,268,823
353,700	Micron Technology, Inc.*	4,368,195
104,600	Texas Instruments, Inc.	2,575,252

		12,844,222

Software – 5.3%
151,200	Autodesk, Inc.	5,738,040
26,700	BMC Software, Inc.*	496,620
87,000	Cadence Design Systems, Inc.*	1,201,470
700,600	Microsoft Corp.	18,713,026
51,200	Symantec Corp.*	1,318,912

		27,468,068

Specialty Retail – 0.8%
119,300	AutoNation, Inc.*	2,291,753
16,900	Barnes & Noble, Inc.*	545,363
21,000	Limited Brands, Inc.	483,420
21,200	The Home Depot, Inc.	906,088

		4,226,624

Wireless Telecommunication Services – 0.1%
12,600	United States Cellular Corp.*	563,976

TOTAL COMMON STOCKS
(Cost $459,548,409)		$513,206,004

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Principal	Interest	Maturity
Amount	Rate	Date
			Value
Repurchase Agreement – 1.6%

Joint Repurchase Agreement Account II^
$8,200,000	2.28%	1/3/2005	$8,200,000
Maturity Value $8,201,558
(Cost $8,200,000)

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $467,748,409)			$521,406,004

Shares
	Description	Value
Securities Lending Collateral – 1.6%

8,380,250	Boston Global Investment Trust – Enhanced Portfolio	$8,380,250
(Cost $8,380,250)

TOTAL INVESTMENTS – 101.7%
(Cost $476,128,659)		$529,786,254

*	Non-income producing security.

@	All or portion of security is on loan.

^	Joint repurchase agreement was entered into on December 31, 2004.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

ADDITIONAL INVESTMENT INFORMATION

JOINT REPURCHASE AGREEMENT ACCOUNT II* — At December 31, 2004, the CORE U.S. Equity Fund had an undivided interest in the following Joint Repurchase Agreement Account II which equaled $8,200,000 in principal amount.

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Barclays Capital PLC	$350,000,000	2.28%	01/03/2005	$350,066,500

Barclays Capital PLC	400,000,000	2.30	01/03/2005	400,076,667

Bear Stearns & Co.	500,000,000	2.29	01/03/2005	500,095,417

Greenwich Capital Markets	400,000,000	2.28	01/03/2005	400,076,000

J.P. Morgan Chase & Co.	364,100,000	2.28	01/03/2005	364,169,179

Morgan Stanley & Co.	300,000,000	2.27	01/03/2005	300,056,750

UBS LLC	500,000,000	2.26	01/03/2005	500,094,166

UBS LLC	250,000,000	2.28	01/03/2005	250,047,500

Westdeutsche Landesbank AG	400,000,000	2.28	01/03/2005	400,076,000

TOTAL	$3,464,100,000			$3,464,758,179

*	At December 31, 2004, the Joint Repurchase Agreement Account II was fully collateralized by Federal Home Loan Bank, 0.00% to 4.52%, due 03/30/2006 to 08/10/2010; Federal Home Loan Mortgage Association, 0.00% to 11.75%, due 02/01/2005 to 11/01/2035; Federal National Mortgage Association, 0.00% to 11.00%, due 12/15/2005 to 01/01/2035 and Government National Mortgage Association, 6.00%, due 12/15/2033.

FUTURES CONTRACTS — At December 31, 2004, the following futures contracts were open as follows:

	Number of	Settlement		Unrealized
Type	Contracts Long	Month	Market Value	Gain

S & P 500 Index	107	March 2005	$6,493,295	$38,483

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Assets and Liabilities
December 31, 2004

Assets:

Investment in securities, at value (identified cost $467,748,409)	$521,406,004
Securities lending collateral, at value	8,380,250
Cash(a)	661,150
Receivables:
Investment securities sold	15,506,133
Fund shares sold	1,025,693
Variation margin	599,998
Dividends and interest	432,106
Securities lending income	13,818

Total assets	548,025,152

Liabilities:

Due to custodian	2,598,778
Payables:
Investment securities purchased	15,424,787
Payable upon return of securities loaned	8,380,250
Amounts owed to affiliates	296,834
Fund shares repurchased	113,433
Accrued expenses	73,630

Total liabilities	26,887,712

Net Assets:

Paid-in capital	512,639,917
Accumulated undistributed net investment income	61,872
Accumulated net realized loss on investment and futures transactions	(45,260,427)
Net unrealized gain on investments and futures transactions	53,696,078

NET ASSETS	$521,137,440

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	41,968,657
Net asset value, offering and redemption price per share	$12.42

(a)	Represents restricted cash relating to initial margin requirements and collateral on futures transactions.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statement of Operations
For the Year Ended December 31, 2004

Investment income:

Dividends	$8,492,131
Interest (including securities lending income of $65,536)	136,287

Total income	8,628,418

Expenses:

Management fees	3,003,641
Transfer Agent fees	171,637
Custody and accounting fees	88,414
Professional fees	42,112
Printing fees	33,435
Trustee fees	14,439
Other	11,152

Total expenses	3,364,830

Less — expense reductions	(131,818)

Net expenses	3,233,012

NET INVESTMENT INCOME	5,395,406

Realized and unrealized gain on investment and futures transactions:

Net realized gain from:
Investment transactions	51,495,581
Futures transactions	380,425
Net change in unrealized gain on:
Investments	5,834,750
Futures	7,093

Net realized and unrealized gain on investment and futures transactions	57,717,849

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$63,113,255

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Statements of Changes in Net Assets

	For the	For the
	Year Ended	Year Ended
	December 31, 2004	December 31, 2003
From operations:

Net investment income	$5,395,406	$1,327,907
Net realized gain on investment and futures transactions	51,876,006	1,301,741
Net change in unrealized gain on investments and futures	5,841,843	45,731,567

Net increase in net assets resulting from operations	63,113,255	48,361,215

Distributions to shareholders:

From net investment income	(5,358,837)	(1,302,647)

From share transactions:

Proceeds from sales of shares	113,401,573	33,376,750
Proceeds in connection with merger	—	172,009,752
Reinvestment of dividends and distributions	5,358,837	1,302,647
Cost of shares repurchased	(38,402,436)	(14,161,752)

Net increase in net assets resulting from share transactions	80,357,974	192,527,397

TOTAL INCREASE	138,112,392	239,585,965

Net assets:

Beginning of year	383,025,048	143,439,083

End of year	$521,137,440	$383,025,048

Accumulated undistributed net investment income	$61,872	$25,303

Summary of share transactions:

Shares sold	9,833,811	3,484,303
Shares issued in connection with merger	—	16,120,873
Shares issued on reinvestment of dividends and distributions	433,562	123,709
Shares repurchased	(3,365,832)	(1,564,060)

TOTAL INCREASE	6,901,541	18,164,825

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from											Ratios assuming no
		investment operations			Distributions to shareholders								expense reductions

			Net									Ratio of	Ratio of	Ratio of
	Net asset		realized			From		Net asset		Net assets	Ratio of	net investment	total	net investment
	value,	Net	and	Total from	From net	net		value,		at end	net expenses	income	expenses	income	Portfolio
	beginning	investment	unrealized	investment	investment	realized	Total	end of	Total	of year	to average	to average	to average	to average	turnover
	of year	income(b)	gain (loss)	operations	income	gain	distributions	year	return(a)	(in 000s)	net assets	net assets	net assets	net assets	rate

For the Years ended December 31,

2004	$10.92	$0.14	$1.49	$1.63	$(0.13)	$—	$(0.13)	$12.42	14.94%	$521,137	0.75%	1.26%	0.78%	1.23%	128%
2003	8.49	0.07	2.43	2.50	(0.07)	—	(0.07)	10.92	29.47	383,025	0.85	0.79	0.85	0.79	92
2002	10.94	0.06	(2.45)	(2.39)	(0.06)	—	(0.06)	8.49	(21.89)	143,439	0.85	0.60	0.86	0.59	84
2001	12.48	0.05	(1.54)	(1.49)	(0.05)	—	(0.05)	10.94	(11.94)	163,904	0.81	0.48	0.82	0.47	72
2000	13.98	0.11	(1.46)	(1.35)	(0.08)	(0.07)	(0.15)	12.48	(9.62)	139,303	0.85	0.87	0.87	0.85	32

(a)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the year.
(b)	Calculated based on the average shares outstanding methodology.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Notes to Financial Statements
December 31, 2004

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs CORE U.S. Equity Fund (the “Fund”). The Fund is a diversified portfolio under the Act.
     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities traded on a U.S. securities exchange or the NASDAQ system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity and debt securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies are valued at the net asset value per share on valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed to be inaccurate by the Investment Adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are recorded as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on ex-dividend date. Income distributions and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gains, or from paid-in-capital.
     In addition, distributions paid by the Fund’s investments in real estate investment trusts (“REITs”) often include a “return of capital” which is recorded by the Fund as a reduction of the cost basis of the securities held. The Code requires a REIT to distribute at least 95% of its taxable income to investors. In many cases, however, because of “non-cash” expenses such as property depreciation, an equity REIT’s cash flow will exceed its taxable income. The REIT may distribute this excess cash to offer a more competitive yield. This portion of the distribution is deemed a return of capital, and is generally not taxable to shareholders.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued

Notes to Financial Statements (continued)
December 31, 2004

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

F. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Fund, including accrued interest, is required to equal or exceed the value of the repurchase agreement, including accrued interest. If the seller defaults or becomes insolvent, realization of the collateral by the Fund may be delayed or limited and there may be a decline in the value of the collateral during the period while the Fund seeks to assert its rights. The underlying securities for all repurchase agreements are held in safekeeping at the Fund’s custodian or designated subcustodians under triparty repurchase agreements.

     Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and terms and conditions contained therein, the Fund, together with other registered investment companies having management agreements with Goldman Sachs Asset Management, L.P. (“GSAM”), or its affiliates, transfers uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.

G. Futures Contracts — The Fund may enter into futures transactions to hedge against changes in interest rates, securities prices, currency exchange rates or to seek to increase total return. Futures contracts are valued at the last settlement price at the end of each day on the board of trade or exchange upon which they are traded. Upon entering into a futures contract, the Fund is required to deposit with a broker, or the Fund’s custodian bank on behalf of the broker an amount of cash or securities equal to the minimum “initial margin” requirement of the associated futures exchange. Subsequent payments for futures contracts (“variation margin”) are paid or received by the Fund daily, dependent on the daily fluctuations in the value of the contracts, and are recorded for financial reporting purposes as unrealized gains or losses. When contracts are closed, the Fund realizes a gain or loss which is reported in the Statement of Operations.

     The use of futures contracts involve, to varying degrees, elements of market and counterparty risk which may exceed the amounts recognized in the Statement of Assets and Liabilities. Changes in the value of the futures contract may not directly correlate with changes in the value of the underlying securities. This risk may decrease the effectiveness of the Fund’s strategies and potentially result in a loss.

3. AGREEMENTS

GSAM, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”), serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Fund. Under this Agreement, GSAM manages the Fund, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAM is entitled to a fee (“Management Fee”) computed daily and payable monthly, at an annual rate equal to 0.70% of the average daily net assets of the Fund. Effective June 1, 2004, GSAM voluntarily agreed to waive a portion of its Management Fee for the Fund, equal to an annual percentage rate of 0.05% of the Fund’s average daily net assets. For the year ended December 31, 2004, GSAM waived Management Fees of approximately $130,900.
     GSAM has voluntarily agreed to limit certain “Other Expenses” of the Fund (excluding Management Fees, Transfer Agent fees and expenses, taxes, interest, brokerage fees, litigation and indemnification costs, shareholder meeting and other extraordinary expenses) to the extent that such expenses exceed, on an annual basis, 0.16% of the average daily net assets of the Fund. GSAM has agreed to maintain this expense limitation reductions through June 30, 2005. Such expense reimbursement, if any, is computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAM for

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

3. AGREEMENTS (continued)
prior fiscal year expense reimbursements, if any. For the year ended December 31, 2004, GSAM made no reimbursements to the Fund.
     The Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the year ended December 31, 2004, custody fees were reduced by approximately $900.
     Goldman Sachs also serves as Transfer Agent of the Fund for a fee. Fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the distributor of the Fund’s shares at no cost to the Fund.
     At December 31, 2004, amounts owed to affiliates were approximately $279,600 and $17,200 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds of sales and maturities of long term securities for the year ended December 31, 2004, were $618,164,199 and $543,124,662, respectively.
     For the year ended December 31, 2004, Goldman Sachs earned approximately $6,200 in brokerage commissions from futures transactions executed on behalf of the Fund.

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through its securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the year ended December 31, 2004, is reported parenthetically on the Statement of Operations. A portion of this amount, $257 represents compensation earned by the Fund from lending its securities to Goldman Sachs. For the year ended December 31, 2004, BGA earned $11,564 in fees as securities lending agent. At December 31, 2004, the Fund loaned securities having a market value of $8,164,890 collateralized by cash in the amount of $8,380,250. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% (400% prior to May 26, 2004) of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the year ended December 31, 2004, the Fund did not have any borrowings under this facility.

Notes to Financial Statements (continued)
December 31, 2004

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

7. ADDITIONAL TAX INFORMATION

The tax character of distributions paid during the fiscal years ended December 31, 2004 and December 31, 2003 were as follows:

	For the year ended December 31,

	2004	2003

Distributions paid from:
Ordinary income	$5,358,837	$1,302,647

Total taxable distributions	$5,358,837	$1,302,647

As of December 31, 2004, the components of accumulated earnings (losses) on a tax basis were as follows:

Undistributed ordinary income — net	$61,872
Capital loss carryforward:*
Expiring 2009	(14,471,666)
Expiring 2010	(27,610,289)
Expiring 2011	(2,163,043)

Total capital loss carryforward	(44,244,998)
Unrealized gains — net	52,680,649

Total accumulated earnings — net	$8,497,523

* Utilization of these losses may be limited under the Internal Revenue Code.

At December 31, 2004, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax cost	$477,105,605

Gross unrealized gain	58,583,356
Gross unrealized loss	(5,902,707)

Net unrealized security gain	$52,680,649

The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales, financial futures contracts and return of capital distributions from underlying securities.

8. CERTAIN RECLASSIFICATIONS

In order to present certain components of the Fund’s capital accounts on a tax basis, certain reclassifications have been recorded to the Fund’s accounts. The Fund reclassified $14,702 from paid-in capital to accumulated net realized loss on investment and futures transactions. This reclassification has no impact on the net asset value of the Fund. Reclassifications result primarily from the difference in the tax treatment of adjustments related to prior year merger activity.

9. MERGERS AND REORGANIZATIONS

At a meeting held on September 18, 2003, the Board of Trustees of the Trust approved (i) an Agreement and Plan of Reorganization (the “Protective Agreement”) providing for the tax-free acquisition of the CORE U.S. Equity Fund of Protective Investment Company by the Fund. The acquisition was completed on December 19, 2003 following the approval of the Protective Fund shareholders on December 9, 2003.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

9. MERGERS AND REORGANIZATIONS (continued)
     Pursuant to the Protective Agreement, the assets and liabilities of the Protective CORE U.S. Equity Fund were transferred to the Fund in a tax-free exchange for shares of the Fund as follows:

			Acquired Fund’s
	Exchanged Shares	Value of	Shares Outstanding
Survivor/Acquired Fund	of Survivor Issued	Exchanged Shares	as of December 19,2003

CORE U.S. Equity/ Protective CORE U.S. Equity	16,120,873	$172,009,752	10,870,914

     The following chart shows the Survivor Fund’s and Acquired Fund’s aggregate net assets (immediately before and after the completion of the acquisition) and the Acquired Fund’s unrealized appreciation (depreciation) and capital loss carryforwards.

Survivor Fund’s
	Survivor Fund’s	Acquired Fund’s	Acquired Fund’s		Aggregate Net
	Aggregate Net	Aggregate Net	Unrealized	Acquired Fund’s	Assets
	Assets before	Assets before	Appreciation/	Capital Loss	immediately
Survivor/Acquired Fund	acquisition	acquisition	(Depreciation)	Carryforward*	after acquisition

CORE U.S. Equity/ Protective CORE U.S. Equity	$200,597,059	$172,009,752	$16,701,292	$(44,043,207)	$372,606,811

*	For U.S. federal income tax purposes, certain limitations may apply to the utilization of the Acquired Fund’s capital loss carryforwards.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees
Goldman Sachs Variable Insurance Trust

We have audited the accompanying statement of assets and liabilities of Goldman Sachs CORE U.S. Equity Fund (one of the funds comprising the Goldman Sachs Variable Insurance Trust) (the “Fund”), including the statement of investments, as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the custodian and others. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Goldman Sachs CORE U.S. Equity Fund at December 31, 2004, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York
February 9, 2005

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Fund Expenses (Unaudited) — Six Month Period Ended December 31, 2004

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2004 through December 31, 2004.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
			for the
	Beginning	Ending Account	6 months
	Account Value	Value	ended
	7/1/04	12/31/04	12/31/04*

Actual	$1,000.00	$1,083.00	$3.88
Hypothetical 5% return	1,000.00	1,021.41 +	3.77

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended December 31, 2004. Expenses are calculated by multiplying the annualized expense ratio by the average account value for such period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the calendar year. Expense ratios for the most recent fiscal half year may differ from expense ratios based on one-year data in the Financial Highlights. The annualized net expense ratio for the period was 0.74%.

+	Hypothetical expenses are based on the Fund’s actual expense ratios and an assumed rate of return of 5% per year before expenses.

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Trustees and Officers (Unaudited)

Independent Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

Ashok N. Bakhru Age: 62	Chairman & Trustee	Since 1991	President, ABN Associates (July 1994-March 1996 and November 1998-Present); Executive Vice President—Finance and Administration and Chief Financial Officer, Coty Inc. (manufacturer of fragrances and cosmetics) (April 1996-November 1998); Director of Arkwright Mutual Insurance Company (1984-1999); Trustee of International House of Philadelphia (program center and residential community for students and professional trainees from the United States and foreign countries) (1989-Present); Member of Cornell University Council (1992-Present); Trustee of the Walnut Street Theater (1992-Present); Trustee, Scholarship America (1998-Present); Director, Private Equity Investors—III and IV (November 1998-Present), and Equity-Limited Investors II (April 2002-Present); and Chairman, Lenders Service Inc. (provider of mortgage lending services) (2000-2003).

			Chairman of the Board and Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

John P. Coblentz, Jr. Age: 63	Trustee	Since 2003	Partner, Deloitte & Touche LLP (June 1975-May 2003). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Patrick T. Harker Age: 46	Trustee	Since 2000	Dean and Reliance Professor of Operations and Information Management, The Wharton School, University of Pennsylvania (February 2000-Present); Interim and Deputy Dean, The Wharton School, University of Pennsylvania (July 1999-Present); and Professor and Chairman of Department of Operations and Information Management, The Wharton School, University of Pennsylvania (July 1997-August 2000). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Mary P. McPherson Age: 69	Trustee	Since 1997	Vice President, The Andrew W. Mellon Foundation (provider of grants for conservation, environmental and educational purposes) (October 1997-Present); Director, Smith College (1998-Present); Director, Josiah Macy, Jr. Foundation (health educational programs) (1977-Present); Director, Philadelphia Contributionship (insurance) (1985-Present); Director Emeritus, Amherst College (1986-1998); Director, The Spencer Foundation (educational research) (1993-February 2003); member of PNC Advisory Board (banking) (1993-1998); and Director, American School of Classical Studies in Athens (1997-Present).

			Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Wilma J. Smelcer Age: 55	Trustee	Since 2001	Chairman, Bank of America, Illinois (banking) (1998-January 2001); and Governor, Board of Governors, Chicago Stock Exchange (national securities exchange) (April 2001-April 2004). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Lawson Products Inc. (distributor of industrial products).

Richard P. Strubel Age: 65	Trustee	Since 1987	Vice Chairman and Director, Unext, Inc. (provider of educational services via the internet) (2003-Present); President, COO and Director, Unext, Inc. (1999-2003); Director, Cantilever Technologies, Inc. (a private software company) (1999-Present); Trustee, The University of Chicago (1987-Present); and Managing Director, Tandem Partners, Inc. (management services firm) (1990-1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Gildan Activewear Inc. (an activewear clothing marketing and manufacturing company); Unext, Inc. (provider of educational services via the internet); Northern Mutual Fund Complex (53 Portfolios).

 GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Trustees and Officers (Unaudited) (continued)

Interested Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

*Alan A. Shuch Age: 55	Trustee	Since 1990	Advisory Director—GSAM (May 1999-Present); Consultant to GSAM (December 1994-May 1999); and Limited Partner, Goldman Sachs (December 1994-May 1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

*Kaysie P. Uniacke Age: 43	Trustee & President	Since 2001 Since 2002	Managing Director, GSAM (1997-Present). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies). President—Goldman Sachs Mutual Fund Complex (2002- Present) (registered investment companies). Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).	63	None

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, One New York Plaza, 37th Floor, New York, New York, 10004, Attn: Howard B. Surloff.
[2]	The Trust is a successor to a Massachusetts business trust that was combined with the Trust on April 30, 1997.
[3]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) the date the Trustee attains the age of 72 years (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust.
[4]	The Goldman Sachs Mutual Fund Complex consists of the Trust and Goldman Sachs Variable Insurance Trust. As of December 31, 2004, the Trust consisted of 57 portfolios, including the Funds described in this Annual Report, and Goldman Sachs Variable Insurance Trust consisted of 6 portfolios.
[5]	This column includes only directorships of companies required to report to the SEC under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.

Additional information about the Trustees is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States of America): 1-800-292-4726

GOLDMAN SACHS VARIABLE INSURANCE TRUST CORESM U.S. EQUITY FUND

Officers of the Trust* (Unaudited)

Term of
Office and
	Position(s) Held	Length of
Name, Address And Age	With the Trust	Time Served[1]	Principal Occupation(s) During Past 5 Years

Kaysie P. Uniacke 32 Old Slip New York, NY 10005 Age: 43	President & Trustee	Since 2002 Since 2001	Managing Director, GSAM (1997-Present).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).

President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).

James A. Fitzpatrick 4900 Sears Tower Chicago, IL 60606 Age: 44	Vice President	Since 1997	Managing Director, Goldman Sachs (October 1999-Present); and Vice President of GSAM (April 1997-December 1999). Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

James A. McNamara 32 Old Slip New York, NY 10005 Age: 42	Vice President	Since 2001	Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993-April 1998).

Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies) (December 2002-May 2004).

John M. Perlowski 32 Old Slip New York, NY 10005 Age: 40	Treasurer	Since 1997	Managing Director, Goldman Sachs (November 2003-Present) and Vice President, Goldman Sachs (July 1995-November 2003). Treasurer—Goldman Sachs Mutual Fund Complex (registered investment companies).

Howard B. Surloff One New York Plaza 37th Floor New York, NY 10004 Age: 39	Secretary	Since 2001	Managing Director, Goldman Sachs (November 2002-Present); Associate General Counsel, Goldman Sachs and General Counsel to the U.S. Funds Group (December 1997-Present).

Secretary—Goldman Sachs Mutual Fund Complex (registered investment companies) (2001-Present) and Assistant Secretary prior thereto.

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
*	Represents a partial list of officers of the Trust. Additional information about all the officers is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States): 1-800-292-4726.

Goldman Sachs Variable Insurance Trust COREsm U.S. Equity Fund — Tax

Information (Unaudited)

For the year ended December 31, 2004, 100% of the dividends paid from net investment company taxable income by the Fund qualify for the dividends received deduction available to corporations.

Trustees and Officers (Unaudited) (continued)

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (i) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (ii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of December 31, 2004 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices. In recent years, the U.S. stock market has experienced substantial price volatility.

COREsm is a service mark of Goldman, Sachs & Co.

Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: COREsm U.S. Equity Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: February 18, 2005

VITCOREUSAR